Exhibit 4.5
FORM OF
METROCORP BANCSHARES, INC.
STOCK APPRECIATION RIGHTS AGREEMENT
     This Stock Appreciation Rights Agreement (the “SAR Agreement”) is made as of the ___day of                                         , ___(the “Date of Grant”), between MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), and                                          (the “Employee”).
     To carry out the purposes of the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (the “Plan”) by providing employees upon whom the responsibilities of the successful administration and management of the Company rest additional incentive and reward opportunities designed to advance the profitable growth of the Company, the Company and the Employee hereby agree as follows:
     1. Grant of Stock Appreciation Rights. The Company hereby irrevocably grants to Employee                                          “Stock Appreciation Rights” under the terms and conditions set forth herein and in the Plan. A “Stock Appreciation Right” is the right to receive a payment from the Company in an amount equal to the “Spread,” which is defined as the excess of the Fair Market Value (as defined in Plan) of one share of common stock, $1.00 par value (the “Stock”) of the Company at the Exercise Date (as defined below) over a specified price (the “Award Price”) fixed by the Committee (as defined in the Plan), which shall not be less than 100% of the Fair Market Value of the Stock on the Date of Grant.
     2. Award Price. The Award Price of the Stock Appreciation Rights hereby granted to Employee is $                  per Stock Appreciation Right.
     3. Stock Appreciation Right Period. The Stock Appreciation Rights herein granted may be exercised, in whole or in part, by the Employee during a ten (10) year period beginning on the Date of Grant (the “SAR Period”), subject to the limitation that the Stock Appreciation Rights shall not be exercisable for more than a percentage of the aggregate number of Stock Appreciation Rights granted by this SAR Agreement determined by the number of full years of the Employee’s employment with the Company or its Affiliates (as defined in the Plan) from the Date of Grant to the Exercise Date (the “Vested SARs”), in accordance with the following schedule:

Number of	Percentage
Full Years	Exercisable

Notwithstanding anything in this SAR Agreement to the contrary, the Committee, in its sole discretion, may waive the foregoing schedule of vesting and accelerate the earliest date or dates on which any of the Stock Appreciation Rights granted hereunder are exercisable.
     4. Exercise of Stock Appreciation Rights. Vested SARs shall be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of Vested SARs being exercised and the date on which such exercise is to be effective (“Exercise Date”). Upon the exercise of Vested SARs by the Employee in accordance with this SAR Agreement, the Company shall pay the Employee, within thirty (30) days of the Exercise Date, an amount equal to the product of (i) the number of Vested SARs exercised, multiplied by (ii) the Spread. Such payment will be made, in the Committee’s discretion, in (a) cash, (b) shares of Stock with a Fair Market Value equal to the amount of the payment, or (c) a combination of cash and shares of Stock.
     5. Termination of Employment. If, for any reason other than death or disability, Employee ceases to be employed by the Company or its Affiliates or ceases to serve as a director or consultant, the Stock Appreciation Rights may be exercised (to the extent Employee would have been entitled to do so at the date of termination of employment or cessation of serving as a director or consultant) during a three month period after such date (after which period the Stock Appreciation Rights shall expire), but in no event may the Stock Appreciation Rights be exercised after the expiration of the SAR Period. To the extent the Stock Appreciation Rights are not yet exercisable pursuant to Section 3 hereof on the date of such termination of employment, the Stock Appreciation Rights shall terminate on the date of termination of employment. Notwithstanding the foregoing, if Employee’s employment is terminated because of Employee’s theft or embezzlement from the Company, disclosure of trade secrets of the Company or the commission of a willful, felonious act while in the employment of the Company (such reasons shall hereinafter be collectively referred to as “for cause”), then the Stock Appreciation Rights or unexercised portion thereof shall expire upon such termination of employment.
     6. Death or Disability. In the event of the death or disability of the Employee while he is employed by the Company or its Affiliates, all Vested SARs may be exercised at any time and from time to time, within a one-year period after such death or disability by the Employee, his legal representative, the executor or administrator of his estate or by the person or persons to whom his rights under the SAR Agreement shall pass by will or the laws of descent and distribution, but in no event may any Vested SARs be exercised after their expiration under the terms of this SAR Agreement. The Employee shall be deemed to be subject to a disability if, in the opinion of a physician selected by the Committee, the Employee is incapable of performing services for the Company of the kind the Employee was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.
     7. Expiration of Units. Any Stock Appreciation Rights exercised pursuant to this Agreement shall expire automatically as of the Exercise Date. Additionally, Stock Appreciation Rights shall expire upon the Employee’s termination of employment with the Company or its Affiliates in accordance with Sections 5 and 6 above.
     8. Extraordinary Corporate Transactions. The existence of outstanding Stock Appreciation Rights shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. Upon the occurrence of a “Change of Control” (as defined in the Plan), all Stock Appreciation Rights granted hereunder shall be subject to Paragraph XII of the Plan.
     9. Adjustment in Number of Stock Appreciation Rights. Solely for purposes of the Plan and this SAR Agreement, each Stock Appreciation Right has been equated with one share of Stock as constituted on the date of execution of this SAR Agreement. If, after the execution of this SAR Agreement, the Company shall be recapitalized or otherwise change its capital structure or the number of issued and outstanding shares of Stock shall be changed as a result of a share dividend or a subdivision or consolidation of shares without receipt of consideration by the Company, the number of Stock Appreciation Rights theretofore granted to the Employee shall be appropriately adjusted as provided under the Plan.
     10. Transferability. The Stock Appreciation Rights shall not be transferable by Employee otherwise than by Employee’s will or by the laws of descent and distribution. During the lifetime of Employee, the Stock Appreciation Rights shall be exercisable only by Employee or his authorized legal representative. Any heir or legatee of Employee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of the Stock Appreciation Rights to heirs or legatees of Employee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
     11. Resolution of Disputes. As a condition of the granting of the Stock Appreciation Rights hereby, the Employee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this SAR Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, the Employee, his heirs and personal representatives.
     12. Employment Relationship. Employee shall be considered to be in the employment of the Company or its Affiliates or in service as a director or consultant so long as he or she remains an employee, director or consultant of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment or service as a director or consultant and the cause of such termination shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Employee the right to continue in the employ of the Company or its Affiliates or to continue service as a director or consultant, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Employee and the Company or its Affiliates.
     13. Withholding of Tax. To the extent that this Stock Appreciation Right results in compensation income to the Employee for federal or state income tax purposes, the Employee shall pay to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations and, if the Employee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Employee, any tax required to be withheld by reason of such resulting compensation income or Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.
     14. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any Stock Appreciation Rights hereunder shall be directed to MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Secretary. Any notice given by the Company to the Employee directed to him at his address on file with the Company shall be effective to bind him and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise the Employee of the existence, maturity or termination of any of the Employee’s rights hereunder and the Employee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of the Employee’s rights or privileges hereunder.
     15. SAR Agreement Subject to Plan. This SAR Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this SAR Agreement.
     16. Requirements of Law. The granting of Stock Appreciation Rights shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     17. Binding Effect. This SAR Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
     18. Governing Law. This SAR Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     19. Employee’s Rights Unsecured. The right of the Employee to receive payment under this SAR Agreement shall be an unsecured claim against the general assets of the Company. The Employee shall have no right in or against any assets of the Company.
     20. Entire Agreement; Amendment. This Stock Appreciation Rights Agreement and any other agreements and instruments contemplated by this Stock Appreciation Rights Agreement contain the entire agreement of the parties, and this Stock Appreciation Rights Agreement may be amended only in writing signed by both parties.

     IN WITNESS WHEREOF, the Company has caused this SAR Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this SAR Agreement, all as of the day and year first above written.

METROCORP BANCSHARES, INC.

By:

Name:

Title:

EMPLOYEE